CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Columbia Funds Series Trust II of our report dated October 24, 2019, relating to the financial statement and financial highlights, which appear in the Annual Report on Form N-CSR of the fund indicated in Appendix A for the year ended August 31, 2019. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Organization and Management of Wholly-Owned Subsidiaries” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
December 19, 2019

Appendix A

Fund Name

Columbia Emerging Markets Bond Fund